Filed Pursuant to Rule 424(b)(5)
File No. 333-130681
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED DECEMBER 23, 2005
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
21,443,798 Shares of Common Stock
       Our dividend reinvestment and stock purchase plan provides an economical and convenient way for current stockholders and other interested investors to invest in our common stock. Through participation in the plan, you will have the opportunity to:

*	Reinvest cash dividends paid on your shares of common stock to purchase additional shares of common stock.

*	Make optional cash payments of $100 to $20,000 per month to purchase common stock.

*	Make automatic monthly investments of $100 to $20,000 by authorizing automatic deductions from your banking or checking accounts to purchase shares of common stock.

*	In some instances, subject to our approval, make optional cash payments in excess of $20,000 per month to purchase common stock, at a discount of 0% to 5% as we determine in our sole discretion.
      At the time of this prospectus supplement, we are offering a discount of 2% on the purchase of shares of common stock directly from us through the plan in connection with dividend reinvestments and optional cash investments of up to $20,000 in any one month, other than initial investments to begin participation in the plan. We reserve the right to reduce or discontinue this discount at any time.
      Our shares of common stock are listed on the New York Stock Exchange under the symbol “CSE.”
      Investing in our common stock involves risks. You should read carefully the risk factors described in our Securities and Exchange Commission filings before investing in our common stock.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 14, 2007.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	per Unit(2)	Price(1) (2)	Registration Fee(3)

Common Stock, par value $.01 per share	21,443,798	$19.94	$398,800,000	$12,244

(1)	A total of 19,232,755 shares of the registrant’s common stock previously have been registered for sale pursuant to the registrant’s dividend reinvestment and stock purchase plan, of which 1,443,798 shares remain unsold as of the date of this prospectus supplement. The registration fees for all such shares have been paid previously. An additional 20,000,000 shares are being registered for sale by this prospectus supplement, and the registration fee is being paid in respect of those 20,000,000 shares only at this time.

(2)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, such price is based on the average high and low prices for the common stock on August 8, 2007, as reported on The New York Stock Exchange.

(3)	The filing fee is partially offset by $4,536 of filing fees paid on March 14, 2006. A filing fee of $25,000 was paid on August 13, 2007, and accordingly $17,292 remains available for use by the registrant in connection with future sales under its automatic shelf registration statement (Reg. No. 333-130681).

TABLE OF CONTENTS

Prospectus Supplement
About This Prospectus Supplement	i
Summary of the Plan	S-1
About CapitalSource Inc.	S-4
Use of Proceeds	S-4
Terms and Conditions of the Plan	S-5
Plan of Distribution	S-22
Legal Matters	S-22
Experts	S-22
Incorporation of Certain Documents by Reference	S-22

Prospectus
About This Prospectus	1
Available Information	1
Incorporation of Certain Documents By Reference	2
Cautionary Statement Regarding Forward-Looking Statements	3
About CapitalSource Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Capital Stock	20
Description of Depositary Shares	24
Description of Warrants	27
Description of Purchase Contracts	28
Description of Units	29
Legal Matters	29
Experts	29
ABOUT THIS PROSPECTUS SUPPLEMENT
      This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document are not necessarily complete. If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for a complete description. You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any incorporated document is accurate as of any date other than the date of the document.
      References to “we,” “us” or “our” refer to CapitalSource Inc. and its directly or indirectly owned subsidiaries, unless the context otherwise requires.

i

SUMMARY OF THE PLAN
      The following summary of our dividend reinvestment and share purchase plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

Participation:	Participation in the plan allows you to purchase our common stock, in some cases, at a discount from the market price of the stock.

Enrollment if You Own Shares of Stock:	You can participate in the plan if you currently own our common stock by submitting a completed authorization form to the plan’s administrator, American Stock Transfer & Trust Company. You may obtain an authorization form from the plan administrator or by completing the enrollment procedures specified on the website of the plan administrator at www.amstock.com. You may participate directly in the plan only if you hold common stock in your own name. If you hold shares through a brokerage or other custodial account, you may arrange to have your broker or other custodian participate on your behalf.

Initial Investment if You Do Not Own Shares of Stock:	If you do not own any common stock, you can participate in the plan by making an initial investment in shares of common stock through the plan, with a minimum initial investment of $100 at market price and without paying fees.

Reinvestment of Dividends:	You can reinvest your cash dividends on some or all of your common stock. You will be able to purchase additional shares of common stock by reinvesting your dividends without paying fees and, currently, receive a discount equal to 2% of the “market price” on common stock purchased directly from us with reinvested dividends. Stock purchased under the plan will be purchased on the “investment date” in each month. The investment date for stock purchased pursuant to dividend reinvestments will be the quarterly dividend payment date declared by our Board of Directors. To commence dividend reinvestments for any particular quarterly dividend, the plan administrator must receive a completed authorization form at least one business day before the record date for such quarterly dividend. We may offer a discount of 0 to 5% of the “market price” (as defined herein) of our common stock, provided that the discount will not exceed 5% of the average of the high and low sales prices of the common stock on the applicable investment date.

Optional Cash Payments:	After you enroll in the plan, you can buy common stock at market price without paying fees. You can invest a minimum of $100 to a maximum of $20,000 in any one month. The investment date for stock acquired pursuant to optional cash payments will generally be the 15th of each month or, if such date is not a business day, the first business day thereafter. The deadline for submitting optional cash payments of up to $20,000 in any one month is two business days before the relevant investment date. A schedule of expected investment dates is attached hereto as Appendix A. Payment may be by check or money order. We may offer a discount of 0 to 5% of the “market price” (as defined herein) of our common stock, provided that the discount will not exceed 5% of the average of the high and low sales prices of the common stock on the applicable investment date. Currently, we are offering a discount on common stock purchased directly from us with optional cash payments under this plan equal to 2% of the “market price” of our common stock, provided that the discount will not exceed 5% of the average of the high and low sales prices of the common stock on the applicable investment date. See “Purchase Price” below.

Waivers of Maximum Monthly Limit on Optional Cash Payments:	Under some circumstances, we may approve a written request to waive the $20,000 per month limit on optional cash payments. These requests must be submitted to us by facsimile no later than 5:00 p.m. eastern time on the second business day of that month. We will accept or reject the request no later than 5:00 p.m. eastern time on the third business day of that month. If we grant the waiver, you must submit our written waiver along with payment no later than 5:00 p.m. eastern time on the fourth business day of that month. A schedule of expected investment dates is attached hereto as Appendix A.

Source of Shares:	The administrator of the plan will purchase common stock either directly from us as newly issued common stock, or from parties other than us in the open market or in privately negotiated transactions.

Purchase Price:	The purchase price of common stock under the plan depends on how you purchase the stock, whether we issue new shares of common stock to you or the plan obtains your shares of common stock by purchasing them in the open market, and whether we are offering any discount at the time of the applicable purchase.

Reinvested Dividends and Optional Cash Payments of $20,000 or Less Where Shares Are Purchased from Us:

With respect to reinvested dividends and optional cash payments of $20,000 or less, the purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock, less any discount that we may elect to offer in accordance with this plan, provided that in no event will the discount exceed 5% of the average of high and low sales prices of the common stock on the applicable investment date. We determine the market price of the common stock by taking the average of the daily high and low sales prices of our common stock on the New York Stock Exchange over a period of five trading days preceding the relevant investment date. We are currently offering a 2% discount from the market price for common stock that the plan administrator purchases directly from us. This discount may be eliminated or changed by us from time to time, provided that in no event will the discount exceed

5% of the average of the high and low sales prices of our common stock on the applicable investment date. Written notice of changes in the discount offered will be filed with the SEC pursuant to the Securities Act of 1933. You may read and copy these filings by visiting the SEC’s website at www.sec.gov. You also may call our Investor Relations department at 866-876-8723 or visit our website at www.capitalsource.com, where we will post any such filings, to obtain the applicable discount, if any.

Optional Cash Payments Greater than $20,000 Where Shares Are Purchased from Us:

With respect to optional cash payments greater than $20,000 in a particular month, the purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock, less any discount that we may elect to offer in accordance with this plan in connection with a waiver of the $20,000 limit, provided that in no event will the discount exceed 5% of the average of the high and low trading prices of our common stock on the applicable investment date. The market price for optional cash payments in excess of $20,000 is determined in the same manner as for optional cash payments of less than $20,000, except that we may set a threshold price that the average of the daily high and low prices of our common stock on the New York Stock Exchange over a period of five trading days preceding the relevant investment date must exceed. We will set the threshold price and the discount, if any, applicable to optional cash payments greater than $20,000 on the first business day of each month. Written notice of the threshold price and the applicable discount at any time will not be provided to you. You must call our Investor Relations department at 866-876-8723 or visit our website at www.capitalsource.com to obtain the threshold price and applicable discount, if any.

Reinvested Dividends and Optional Cash Payments Where Shares Are Purchased from Parties Other than Us:

The purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions.

Tracking Your Investment:	You will receive periodic statements of the transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration and Plan Administrator:	American Stock Transfer & Trust Company initially will serve as the administrator of the plan. You should send all correspondence with the administrator to:

American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038

All transaction processing should be directed to:

American Stock Transfer & Trust Company P.O. Box 922 Wall Street Station New York, NY 10269-0560

Please mention CapitalSource Inc. and this plan in all correspondence. In addition, you may call the plan administrator at (866) 673-8057 or contact the plan administrator via the internet at www.amstock.com.
      You may also request that any or all shares held in the plan be sold by the plan administrator on your behalf for a nominal fee. This fee, any brokerage costs and any applicable stock transfer taxes on the sale of such shares all will be deducted by the plan administrator, and the balance will be sent to you.
ABOUT CAPITALSOURCE INC.
      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934, as amended. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.
USE OF PROCEEDS
      We will receive proceeds from the sale of common stock that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common stock that the plan administrator purchases directly from us to fund our business operations, for repayment of debt and for general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.

TERMS AND CONDITIONS OF THE PLAN
      The following questions and answers explain and constitute our Dividend Reinvestment and Stock Purchase Plan, which we refer to as the “plan,” as amended and in effect beginning August 14, 2007. If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.
PURPOSE
1.   What is the purpose of the plan?
      The primary purpose of the plan is to provide current stockholders and interested new investors with an economical and convenient way to increase their investment in CapitalSource. Current stockholders are permitted to invest cash dividends in common stock without paying any brokerage commission or service charge and at a discount, if any, from the market price. Current stockholders and new investors also may invest optional cash payments in common stock at a discount, if any, from the market price and without paying any brokerage commission or service charge.
      We may also use the plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be made through our ability to waive limitations on the maximum amount of any optional cash payments.
      The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for common stock acquired through the reinvestment of dividends under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of common stock in order to eliminate practices which are not consistent with the purposes of the plan.
OPTIONS AVAILABLE TO PARTICIPANTS
Information on how to participate in the plan is set forth in Questions 5 through 13.
2.   What are my investment options under the plan?
      Once enrolled in the plan, you may purchase common stock through the following investment options.
      Dividend Reinvestment Program. Current holders of common stock, and interested new investors that are not currently stockholders and who agree to make an initial investment in common stock, may elect to have all, a portion or none of their cash dividends paid on their common stock automatically reinvested in common stock through the dividend reinvestment program. Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of common stock registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.
      Share Purchase Program. Each month, current holders of common stock, and interested new investors that are not currently stockholders and who agree to make an initial investment in common stock, may elect to invest optional cash payments in common stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $20,000. You may elect to make optional cash payments through automatic deductions from your banking or checking accounts. We may, at our discretion, waive the maximum limit upon your written request. See Question 20 to learn how to request a waiver. You may make optional cash payments each month even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any common stock purchased through the plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the authorization form described in Question 12.)
3.   How can I change my investment options?
      You may change your investment options at any time by requesting a new authorization form and returning it to the plan administrator at the address set forth in Question 7. Any authorization form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.
ADVANTAGES AND DISADVANTAGES
4.   What are the advantages and disadvantages of the plan?
      Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.
Advantages.

*	The plan provides you with the opportunity to reinvest cash dividends paid on all or a portion of your common stock towards the purchase of additional common stock.

*	The plan provides you with the opportunity to make monthly investments of optional cash payments, subject to a minimum of $100 and a maximum of $20,000 (unless the maximum limit is waived by us), for the purchase of common stock. In addition, you have the flexibility to make these optional cash investments on a regular or occasional basis.

*	We may offer you the opportunity to acquire shares of our common stock, in connection with the reinvestment of dividends and through optional cash payments, at a discount of up to 5% from the market price of the common stock. In no event will the discount, if any, exceed 5% of the average of the high and low sales prices of our common stock on the applicable investment date.

*	There are no costs associated with the plan that you must pay, except for certain costs if you decide to sell common stock you purchased through the plan (see Question 26 for a description of these costs). You will not pay brokerage commissions or service fees to purchase common stock through the plan.

*	As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional common stock. In addition, since the plan administrator will credit fractional common stock to your plan account, you will receive full investment of your dividends. (See Questions 16 and 23.)

*	You will have the option of having your stock certificates held for safekeeping by the plan administrator for a one-time charge of $7.50, insuring your protection against loss, theft or destruction of the certificates representing your common stock.

*	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances. (See Question 22.)

*	At any time, you may direct the plan administrator to sell or transfer all or a portion of the common stock held in your plan account. (See Question 26.)
Disadvantages.

*	No interest will be paid by us or the plan administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $20,000 (unless this upper limit has been waived), are subject to return to you without interest. Moreover, purchases above the $20,000 limit that have been granted a waiver will also be subject to return to you without interest in the event that the threshold price, if any (see Question 20), is not met.

*	You will not know the actual number of shares of common stock that you have purchased until after the investment date.

*	Your participation in the dividend reinvestment program will result in you being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the market price, whether or not discounted) of the common stock on the date actually acquired from us. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

*	If you elect to make optional cash payments, you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the common stock on the investment date over the amount of your optional cash payment. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

*	Sales of common stock credited to your plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable stock transfer taxes on the sales. (See Question 26.)

*	Because the purchase price for stock purchased directly from us under the plan is based on the “market price” (as defined herein) over the five trading days prior to the investment date, it is possible that the actual purchase price you pay for common stock purchased under the plan may be higher than the amount for which the common stock could have been purchased in the open market on the investment date.

*	Sales of common stock credited to your plan account may take up to 10 business days to process.

*	You cannot pledge common stock deposited in your plan account until the shares are withdrawn from the plan.
ADMINISTRATION AND PLAN ADMINISTRATOR
5.   Who administers the plan?
      We have appointed American Stock Transfer & Trust Company, our transfer agent, to be the plan administrator.
6.   What are the responsibilities of the plan administrator?
      The plan administrator’s responsibilities include:

*	administration of the plan;

*	acting as your agent;

*	keeping records of all plan accounts;

*	sending statements of activity to each participant;

*	purchasing and selling, on your behalf, all common stock under the plan; and

*	the performance of other duties relating to the plan.

      Holding Shares. If you purchase shares through optional cash payments and do not choose to have the dividends that are paid with respect to these shares reinvested, you must indicate that the shares are not to be reinvested and request a stock certificate. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.
      Receipt of Dividends. As record holder for the plan shares, the plan administrator will receive dividends on all plan shares held on the dividend record date, will credit these dividends to your plan account on the basis of whole or fractional plan shares held in such account, and will automatically reinvest such dividends in additional common stock. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.
      Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.
7.   How do I contact the plan administrator?
      You should send all correspondence with the administrator to:
      American Stock Transfer & Trust Company
      59 Maiden Lane
      New York, NY 10038
      All transaction processing should be directed to:
      American Stock Transfer & Trust Company
      P.O. Box 922
      Wall Street Station
      New York, NY 10269-0560
      Please mention CapitalSource Inc. and this plan in all correspondence. In addition, you may call the plan administrator at (866) 673-8057 or contact the plan administrator via the internet at www.amstock.com.
PARTICIPATION
      For purposes of this section, responses are generally directed (a) to existing stockholders according to the method by which their shares are held, or (b) to investors who are not currently stockholders but would like to make an initial purchase of common stock to become a participant.
8.   Who is eligible to participate?
      The following persons are eligible to participate in the plan:
      Record Owners. All record owners (stockholders whose shares are held in their name on the records kept by our transfer agent) of common stock are eligible to participate directly in this plan.
      Beneficial Owners. Beneficial owners (stockholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of common stock may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf.
      Non-Stockholders. Individuals who do not presently own any common stock (as either a record owner or beneficial owner) may participate in the plan by making an initial cash purchase of common stock through the plan’s stock purchase program.

9.   Are there limitations on participation in the plan other than those described above?
      Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.
      REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the relevant provisions of the Internal Revenue Code to include certain entities). We refer to this as the “five or fewer” limit. Our certificate of incorporation enhances our ability to comply with these restrictions by imposing a generally applicable 9.4% ownership limit for beneficial holders. Any attempted transfer or acquisition of capital stock that would create a direct or indirect ownership of capital stock in violation of our certificate of incorporation or otherwise result in our disqualification as a REIT will be null and void. In addition, our certificate of incorporation also provides that capital stock subject to this limitation is subject to various rights that we have to enforce this limitation, including conversion of the shares into nonvoting stock and transfer to a trust. Any grant of a request for waiver of the maximum monthly optional cash purchase will not be deemed to be a waiver of these ownership limits.
      Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common stock, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the price of the common stock.
      Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.
10. How do I enroll in the plan?
      Record Owners. Record owners may join the plan by completing and signing an authorization form (see Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.amstock.com. Authorization forms may be obtained at any time by written request, by telephoning the plan administrator at the address and telephone number provided in Question 7, or via the internet at the plan administrator’s website.
      Beneficial Owners. A beneficial owner may request that the number of shares the beneficial owner wishes to be enrolled in the plan be reregistered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan. Alternatively, beneficial owners who wish to join the plan may instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.
      To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash payments under the stock purchase program by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.
      Non-Stockholders. Non-stockholders may join the plan as a record owner by making an initial investment in an amount of at least $100 and up to a maximum of $20,000 (unless we specifically waive the maximum limit). The non-stockholder should complete the portions of the authorization form for a non-stockholder wishing to become a participant and should designate the amount of the initial purchase of common stock. At the same time, the new participant may designate all or none of the purchased shares to be enrolled in the dividend reinvestment program. The authorization form should be returned to the plan administrator, with payment, on or before the applicable dates described in Question 11. The non-stockholder may also follow the enrollment procedures specified on the plan administrator’s website at www.amstock.com to join the plan. Online enrollment should be completed on or before the applicable dates described in Question 11.
      Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to www.amstock.com, and providing both your bank account number and your bank’s routing number. The automatic cash investment application must be accompanied by a voided bank check or deposit slip for the account from which you authorize the plan administrator to draw the funds. Once the application is received and processed (which normally takes approximately two business days) funds will automatically be deducted from the designated account on the tenth business day prior to each investment date and will be invested on such investment date. In addition, you can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments. To terminate monthly purchases by automatic deduction, you must send the plan administrator written, signed directions or follow the procedures specified on the plan administrator’s website at www.amstock.com.
11. When will my participation in the plan begin?
      If you are a current stockholder and your authorization form (see Question 12) is received by the plan administrator on or before the record date established for a particular dividend, reinvestment will commence with that dividend. If your authorization form is received after the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your authorization form and thus, are enrolled in the plan and you wish to make optional cash payments to purchase shares under the stock purchase program, the plan administrator must receive full payment in advance of the applicable deadline. (See Questions 14 and 20.)
      In the case of current non-stockholders making an initial investment, both the authorization form and full payment of their designated initial investment must be received in advance of the applicable deadline. (See Questions 14 and 20.)
      Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.
12. What does the authorization form provide?
      The authorization form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date the cash dividends on your common stock that are enrolled in the dividend reinvestment program, including all whole and fractional common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common stock. Any remaining cash dividends not enrolled in the dividend reinvestment program will be paid directly to you.
      Additionally, the authorization form directs the plan administrator to purchase common stock with your optional cash payments, if any, and to enroll all, some or none of such purchased shares in the dividend reinvestment program.

      The authorization form provides for the purchase of initial or additional common stock through the following investment options:

*	“Full Dividend Reinvestment” — If this option is elected, the plan administrator will apply all cash dividends on all common stock then or subsequently registered in your name, and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

*	“Partial Dividend Reinvestment” — If this option is elected, the plan administrator will apply all cash dividends on only the number of shares of common stock then or subsequently registered in your name and specified on the authorization form and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

*	“Optional Cash Payments” — If this option is elected, the plan administrator will apply any optional cash payments made by you to the purchase of additional shares of common stock in accordance with the plan and will apply dividends on such additional plan shares.
      Unless you designate otherwise, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed authorization form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.
      You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common stock, or until your participation in the plan, or the plan itself, is terminated.
13. What does the plan administrator’s website provide?
      Instead of submitting an authorization form (see Question 12), you can participate in the plan by accessing the plan administrator’s website at www.amstock.com. The following services are available to you online:

*	Enroll or terminate your participation in the plan

*	Make initial and additional purchases of common stock

*	Sell shares of common stock

*	Request a stock certificate for non-fractional shares of common stock held in your plan account

*	View your account history and balances

*	Establish automatic cash investment procedures through direct debit of your U.S. bank account

*	View plan materials
PURCHASES AND PRICES OF SHARES
14. How does the stock purchase program work?
      All current record owners and non-stockholders who have timely submitted signed authorization forms or online requests via www.amstock.com indicating their intention to participate in this program of the plan, and beneficial owners whose brokers, banks or other nominees have timely submitted authorization forms or online requests via www.amstock.com indicating their intention to participate in this program, are eligible to make optional cash payments during any month, whether or not a dividend is declared. Each month the plan administrator will apply any optional cash payment received from a participant by the applicable deadline described below to the purchase of additional common stock for the account of the participant on the following investment date and will enroll all such shares in the dividend reinvestment program unless the participant requests that such shares not be subject to the dividend reinvestment program.
      Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related investment date, which will generally be the 15th of each month or, if such date is not a business day, the first business day thereafter (See Question 18). The deadline for submitting optional cash payments of $20,000 or less is two business days prior to the relevant investment date. A separate deadline exists for optional cash payments in excess of $20,000. For a schedule of expected investment dates, visit our website at www.capitalsource.com. The information contained on our website does not constitute a part of this prospectus supplement. (See Question 20.)
      Each month the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common stock for your account on the next investment date. In order for funds to be invested on the next investment date, the plan administrator must have received a check, money order or wire transfer by the applicable deadline for submitting optional cash payments. Checks and money orders are accepted subject to timely collection as funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “American Stock Transfer & Trust Company.” If a check is returned to the plan administrator as “unpaid,” the plan administrator will resell the shares just purchased and liquidate additional shares in your account, if necessary, to reimburse itself for any fees or losses incurred when reselling the shares from your account. There is also a $20.00 fee for checks that are returned as unpaid, which will be deducted from your account.
      No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the applicable deadline. Generally, optional cash payments of $20,000 or less received after the applicable deadline will be held by the plan administrator and invested on the next investment date.
      Refunds of Uninvested Optional Cash Payments. Upon written request to the plan administrator received at least five business days prior to the applicable deadline for submitting optional cash payments of $20,000 or less for the investment date with respect to which optional cash payments have been delivered to the plan administrator, your optional cash payments will be returned to you as soon as practicable. Requests for refunds in this context received less than five business days prior to such date will not be honored.
      Additionally, optional cash payments will be returned by check, without interest, as soon as practicable after the applicable period in which the price of the common stock is determined if the threshold price, if any, applicable to optional cash payments made pursuant to requests for waiver of the maximum limit on optional cash payments shall not have been met. (See Question 20.)
      Also, each optional cash payment, to the extent that it does not conform to the limitations described in Question 19 will be subject to return to you as soon as practicable.
15. What will be the price of shares purchased under the plan?
      Purchase Price and Discounts. The purchase price of common stock under the plan depends on how you purchase the shares and on whether we issue new shares to you or the plan administrator obtains your shares by purchasing them from others in the open market or privately negotiated transactions.
      With respect to reinvested dividends and optional cash payments of $20,000 or less, the purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock, less any discount that we may elect to offer in accordance with this plan, provided that in no event will the discount exceed 5% of the average of high and low sales prices of the common stock on the applicable investment date. We determine the market price of the common stock by taking the average of the daily high and low sales prices of our common stock on the New York Stock Exchange over a period of five trading days preceding the relevant investment date. We are currently offering a 2% discount from the market price for common stock that the plan administrator purchases directly from us.

This discount may be eliminated or changed by us from time to time, provided that in no event will the discount exceed 5% of the average of the high and low sales prices of our common stock on the applicable investment date. Written notice of changes in the discount offered will be filed with the SEC pursuant to the Securities Act of 1933. You may read and copy these filings by visiting the SEC’s website at www.sec.gov. You also may call our Investor Relations department at 866-876-8723 or visit our website at www.capitalsource.com, where we will post any such SEC filings, to obtain the applicable discount, if any.
      With respect to optional cash payments greater than $20,000 in a particular month, the purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock less any discount that we may elect to offer, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. The market price for optional cash payments in excess of $20,000 is determined in the same manner as for optional cash payments of less than $20,000, except that we may set a threshold price that the market price of our common stock must exceed. We will refund the investment if the market price does not equal or exceed the threshold price. We will set the threshold price and any discount, if any, applicable to optional cash payments greater than $20,000 on the first business day of each month. Written notice of the threshold price and the applicable discount, if any, at any time will not be provided to you. You must call our Investor Relations department at 866-876-8723 or visit our website at www.capitalsource.com to obtain the threshold price and applicable discount, if any.
      The purchase price for common stock that the plan administrator purchases from parties other than us, whether in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions.
      Optional cash investments of less than $100 and that portion of any optional cash investment in excess of the maximum monthly purchase limit of $20,000, unless we have waived such maximum limit, will be returned to you without interest.
      Each of the discounts, if any, is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance in our sole discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs.
      Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the purchase price for shares purchased directly from us, “market price” is equal to the average of the daily high and low trading prices, computed to three decimal places, of the common stock on the New York Stock Exchange or other securities exchange where the common stock is traded, as reported in The Wall Street Journal, during the five (5) days on which the New York Stock Exchange or such other securities exchange is open and for which trades in our common stock are reported immediately preceding the relevant investment date, or, if no trading occurs in our common stock on one or more of such days, for the five (5) days immediately preceding the investment date for which trades are reported.
      For purposes of the calculation of the purchase price for shares purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed to three decimal places, for all of the common stock purchased with all participants’ reinvested dividends and optional cash payments for the related month.
      Plan Administrator’s Control of Purchase Terms. When purchases are made by the plan administrator, these purchases may be made on any securities exchange where common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the plan administrator agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator. When open market purchases are made by the plan administrator, the plan administrator shall use its best efforts to purchase the shares at the lowest possible price.

16. How will the number of shares purchased for my account be determined?
      Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the price per share, calculated pursuant to the methods described above, as applicable.
      The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for investment on the related investment date. Subject to the availability of common stock registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.
17. What is the source of common stock purchased under the plan?
      The plan administrator will purchase common stock either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. We and the plan administrator are not required to provide any written notice to you as to the source of the common stock to be purchased under the plan.
18. What are investment dates and when will dividends or other money be invested?
      Shares purchased under the plan will be purchased on the “investment date” in each month. The investment date with respect to the common stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from us, the quarterly dividend payment date declared by our Board of Directors or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment. The investment date for shares acquired pursuant to optional cash payments will be (i) if acquired directly from us, generally the 15th of each month or, if such date is not a business day, the first business day thereafter or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment.
      For the reinvestment of dividends, the record date is the record date declared by our Board of Directors for that dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the investment date. We expect to pay regular quarterly dividends each year on the last business day of each March, June, September and December. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the plan obligates us to do so. Neither we nor the plan administrator will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the plan administrator from buying common stock or interfere with the timing of purchases. We will pay dividends as and when declared by our Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.
      Shares will be allocated and credited to your plan account on the appropriate investment date. For a schedule of expected investment dates, please refer to Appendix A to this prospectus supplement.
      No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.
19. What limitations apply to optional cash payments?
      For any investment date that you choose to make an optional cash payment, you must invest at least $100 but not more than $20,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $20,000, unless we have waived such maximum limit, will be returned to you without interest after the applicable period in which the price of the common stock is determined.
20. How do I make optional cash payments over the $20,000 maximum monthly amount?
      Request for Waiver. Optional cash payments in excess of $20,000 per month may be made only pursuant to a request for waiver approved by us. If you wish to submit an optional cash payment in excess of $20,000 for any investment date, you must obtain our prior written approval, and a copy of such written approval must accompany any such optional cash payment.
      On the first business day of each month, we will determine whether to establish a threshold price (as described below) and/or a discount applicable to optional cash payments in excess of the maximum. We will make this determination in our discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the plan, and current and projected capital needs. You may ascertain whether a threshold price has been set or waived, and obtain the applicable discount, for the given month by telephoning our Investor Relations Department at 866-876-8723 or by visiting our web site at www.capitalsource.com.
      A request for waiver must then be received by us by facsimile at 301-841-2352 no later than 5:00 p.m. eastern time on the second business day of that month. We will notify you if the request for waiver has been approved no later than 5:00 p.m. eastern time on the third business day of that month. If we approve the waiver, you must submit the approved waiver request form and your payment to the plan administrator no later than 5:00 p.m. eastern time on the fourth business day of that month. Please refer to Question 14 for further procedural details with respect to submitting timely payments. For a schedule of expected investment dates, please refer to Appendix A to this prospectus supplement.
      Threshold Price. We may establish, for any period in which the price of the common stock is determined, a minimum price applicable to optional cash payments made pursuant to requests for waiver of the $20,000 limit on optional cash payments. We will state any threshold price as a dollar amount that the market price of the common stock as described in Question 15 must equal or exceed. If the threshold price is not satisfied, optional cash payments made pursuant to a request for waiver of the $20,000 limit on optional cash payments will be returned to you by check, without interest, as soon as practicable after the applicable period in which the price of the common stock is determined.
      The establishment of a threshold price and the possible return of the investment applies only to optional cash payments made pursuant to a request for waiver of the $20,000 limit on optional cash payments. Setting a threshold price for a particular month will not affect the setting of a threshold price for any subsequent month. We and the plan administrator are not required to provide any written notice to you as to the threshold price for any month, although we will respond to your request for that information as described above.
      Waiver Discount. Each month we may establish a discount from the market price applicable only to optional cash payments made pursuant to a request for waiver of the $20,000 limit on optional cash payments. This discount may be between 0% and 5% of the market price, subject to the limits described in Question 15, and may vary each month. Once established for a particular month, this discount will apply uniformly to all optional cash payments made pursuant to an approved request for waiver of the $20,000 limit on optional cash payments for that month. Setting such a discount for a particular month will not affect the setting of a discount for any subsequent month. This discount will apply to the entire optional cash payment and not just to the portion that exceeds $20,000.
      The establishment of such a discount applies only to optional cash payments made pursuant to a request for waiver of the $20,000 limit on optional cash payments. All other optional cash payments will currently be made at the market price subject to any discount offered as described in Question 15 and shall not be subject to any discount established pursuant to the preceding paragraph.
      Our Rights Regarding Approval of Waiver Requests. We have sole discretion whether to grant any approval for optional cash payments in excess of the allowable maximum amount. In deciding whether to approve your request for a waiver, we will consider a variety of relevant factors including, but not limited to:

*	transaction costs;

*	whether, at the time of the request, the plan administrator is acquiring newly issued shares directly from us or acquiring shares in the open market;

*	our need for additional funds;

*	the attractiveness of obtaining these additional funds through the sale of common stock as compared to other sources of funds;

*	the purchase price likely to apply;

*	the extent and nature of your prior participation in the plan;

*	the number of shares of common stock you hold of record or beneficially; and

*	the aggregate amount of optional cash payments in excess of $20,000 for which requests for waiver have been submitted.
      If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor these requests in order of receipt, pro rata or by any other method that we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved requests for waiver.

21.	Will I incur expenses in connection with my participation under the plan?
      You will not pay brokerage commissions or service fees to purchase common stock through the plan. We will pay all other costs of administration of the plan. If you elect to send certificates for any other of our common stock that you own to the plan administrator for safekeeping, you will incur a one-time fee of $7.50 for this service. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described under Question 26 below.
REPORTS TO PARTICIPANTS

22.	How will I keep track of my investments?
      You will receive a statement of your account following each purchase of additional shares, whether by reinvestment of dividends or by optional cash payments. This detailed statement will provide you with the following information with respect to your plan account:

*	total number of shares of common stock purchased, including fractional shares;

*	price paid per share of common stock;

*	date of stock purchases; and

*	total number of shares of common stock in your plan account.
      You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our stockholders, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service information for reporting dividends paid.
      You can also view your account history and balance online by accessing the plan administrator’s website at www.amstock.com.

DIVIDENDS ON FRACTIONS OF SHARES

23.	Will I be credited with dividends on fractions of shares?
      Yes. Any fractional share held in your plan account (see Question 16) that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common stock.
CERTIFICATES FOR SHARES

24.	Will I receive certificates for shares purchased?
      Safekeeping of Certificates. Normally, common stock purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common stock.
      You may also elect to deposit with the plan administrator certificates for other shares of common stock that you own and that are registered in your name for safekeeping under the plan for a one-time fee of $7.50. The plan administrator will credit the common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common stock through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.
      Issuance of Certificates. No certificates will be issued to you for shares in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via the internet at www.amstock.com. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.

25.	In whose name will certificates be registered when issued?
      Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.
SALE OF SHARES

26.	How do I sell shares held in my plan account?
      You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will sell the shares through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will sell shares at least weekly and as often as daily, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the shares in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The plan administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.
      The plan requires you to pay all costs associated with the sale of your shares under the plan. You will receive the proceeds of the sale, less a $15 service fee per transaction and a $0.10 per share commission paid to the plan administrator and any other applicable fees.

      If the plan administrator sells all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new authorization form to rejoin the plan.
WITHDRAWALS AND TERMINATION

27.	When may I withdraw from the plan?
      You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received prior to a dividend record date set by our Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the first business day following receipt of the request by the plan administrator.
      If the request to withdraw is received by the plan administrator two business days before the payment date, the plan administrator will terminate the account and mail the dividend payment in cash. If the request to withdraw is received by the plan administrator less than business two days prior to the payment date, then the dividend payment will be reinvested and all subsequent dividends will be paid in cash.
      Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for withdrawal, and the request for withdrawal is received by the plan administrator at least five business days prior to the business day before the start of the five-day period in which the price of the common stock is determined.

28.	How do I withdraw from the plan?
      If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address or via its internet address specified in the answer to Question 7. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of whole shares credited to your account under the plan will be issued free of charge. A cash payment will be made for any fraction of a share.
      Upon withdrawal from the plan, you may also request that the plan administrator sell all or part of the shares credited to your plan account by using the transaction stub on the bottom of your statement and mailing it to the address listed in Question 7. You may also make this request via the plan administrator’s internet site at www.amstock.com. (See Question 26.)
OTHER INFORMATION

29.	What are some of the tax consequences of my participation in the plan?
      You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchase of shares under the plan, your tax basis and holding period for shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and does not constitute tax advice.

•	If you participate in the dividend reinvestment program under the plan and your dividends are reinvested in shares of our common stock purchased directly from us, you will be treated for federal income tax purposes as having received, on the investment date, a distribution in an amount equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends. The amount of distribution deemed received (and that will be reported on the Form 1099-DIV that you receive) may exceed the amount of the cash dividend that was reinvested as a result of your receipt of a discount under the plan. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to the average of the high and low sale prices of shares on the related investment date. The trading value on that specific date may vary from the market price determined under the plan for such shares.

•	If you participate in the dividend reinvestment program under the plan and your dividends are reinvested in shares of our common stock purchased from parties other than us, either in the open market or in privately negotiated transactions, you will be treated for federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) a distribution from us with respect to the shares of common stock equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends (plus any brokerage fees any other expenses, if any, deducted from the amount of the distribution reinvested). If in the future we offer a discount on shares of common stock purchased from parties other than us, the amount of the distribution you will be treated as having received may exceed the cash distribution reinvested as a result of any such discount.

•	If you participate in both the dividend reinvestment and the stock purchase features of the plan and you purchase shares of common stock through the stock purchase plan, you will be treated for federal income tax purposes as having received a distribution from us with respect to the shares equal to the fair market value on the investment date of shares less the amount paid by you for such shares (plus any applicable brokerage fees and any other expenses paid by you).

•	Although the tax treatment with respect to a shareholder who participates only in the stock purchase program and does not participate in the dividend reinvestment program is not entirely clear, we will report any discount you receive under the plan as a distribution to you on Form 1099-DIV. You are urged to consult with your tax advisor regarding the tax treatment to you of receiving a discount on cash investments in shares of our common stock through the plan.

      The shares your receive under the dividend reinvestment plan will have a tax basis equal to the fair market value of the shares on the date the shares were acquired plus your pro rata share of any brokerage fees paid by us. Shares acquired through the stock purchase program under the plan should have a tax basis equal to the amount of the payment plus the pro rata amount of any brokerage commissions paid by us that is includible in your taxable income and the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a taxable dividend.
      The distributions you receive under the plan will be taxable as dividends to the extent of our current or accumulated earnings and profits. To the extent the distributions are in excess of our current or accumulated earnings and profits, the excess portion will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and to the extent in excess of your tax basis will be taxable as gain realized from the sale of your shares. In addition, if we designate part or all of our distributions as capital gain dividends, those designated amounts will be treated by you as long-term capital gains.
      Your holding period for shares acquired pursuant to either program under the plan will begin on the day following the investment date. Dividends received by corporate stockholders will not be eligible for the dividends received deduction. You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan.
      You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and the tax basis thereof.
      If you are a foreign shareholder whose dividends are subject to United States income tax withholding or a domestic shareholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. Amounts withheld from dividends will be paid to the United States Treasury and the affected participants will be advised of the amount withheld. Foreign stockholders who elect to make optional cash payments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash payments must be in United States dollars and will be invested in the same way as payments from other participants.
      Based on a series of recent private rulings issued by the IRS, we intend to take the position that administrative expenses of the plan paid by us are not considered to be distributions to participants for federal income tax purposes.

30.	May shares in my account be pledged?
      You may not pledge any of the common stock in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.

31.	If we issue rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?
      In the event that we make available to the holders of our common stock rights to purchase additional shares of common stock or any other securities, the plan administrator will sell these rights (if the rights are saleable and detachable from the common stock) accruing to common stock held by the plan administrator for you and invest the proceeds in additional shares of common stock on the next dividend payment date for the common stock. In the event these rights are not saleable or detachable, the plan will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request that certificates for shares in your account be sent to you.
      Transaction processing may be curtailed or suspended until the completion of any rights offering.

32.	What happens if we declare a dividend payable in shares or declare a share split?
      Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of stockholders not participating in the plan.
      Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

33.	How will shares held by the plan administrator be voted at meetings of stockholders?
      If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.
      If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.

34.	What are our responsibilities and those of the plan administrator under the plan?
      We, any of our agents and the plan administrator, will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (ii) with respect to the price at which shares are purchased or sold and/or the times when such purchases or sales are made, or (iii) relating to any fluctuation in the market value of the common stock.

      We, any of our agents and the plan administrator, will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or stockholders will have any personal liability under the plan.
      We, any of our agents and the plan administrator, will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

35.	What will be my responsibilities under the plan?
      Your plan shares may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.
      You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common stock or cash held by the plan administrator except as expressly provided herein.

36.	May the plan be changed or discontinued?
      Yes. We may suspend, terminate, or amend the plan at any time. Notice will be sent to you of any suspension or termination, or of any amendment that significantly alters the plan terms and conditions, as soon as practicable after we take such an action. We will file a copy of each notice with the SEC, if required under applicable federal securities laws, and post each on our website. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.

37.	Are there any risks associated with the plan?
      Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares.

38.	How will you interpret and regulate the plan?
      We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.

39.	What law governs the plan?
      The terms and conditions of the plan and its operation will be governed by the laws of the State of Delaware.

PLAN OF DISTRIBUTION
      Except to the extent the plan administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the plan will be sold directly by us through the plan. We may sell our common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares, including shares acquired through waivers granted with respect to the stock purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trade or are quoted, or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the common stock available for issuance under the plan will be issued pursuant to waivers granted with respect to the stock purchase program of the plan. The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.
      Subject to the availability of common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.
      Except with respect to sales of common stock relating to reinvested dividends, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the plan. Upon your withdrawal from the plan by the sale of common stock held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction and a $0.10 per share commission to the plan administrator and any other applicable fees.
      Common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
LEGAL MATTERS
      The validity of the common stock offered by means of this prospectus supplement and certain U.S. federal income tax matters have been passed upon for us by Hogan & Hartson L.L.P.
EXPERTS
      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, and CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-31753). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, and June 30, 2007;

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2007, February 13, 2007, March 13, 2007, April 18, 2007, April 25, 2007, May 18, 2007, May 23, 2007, June 20, 2007, July 23, 2007, July 27, 2007 and August 3, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 25, 2003, as amended by our Registration Statement on Form 8-A/A filed with the SEC on May 22, 2006, including any amendment or reports filed for the purpose of updating such description.
      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.
      For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

APPENDIX A
2007 Relevant Dates

Relevant Date for Investments Subject to Waiver

Threshold Price and			Pricing Period
Waiver Discount Set	Waiver Request Due	Payment Due	Commencement	Investment Date

August 1, 2007	August 2, 2007	August 6, 2007	August 8, 2007	August 15, 2007
September 4, 2007	September 4, 2007	September 6, 2007	September 10, 2007	September 17, 2007
October 1, 2007	October 2, 2007	October 4, 2007	October 9, 2007	October 15, 2007
November 1, 2007	November 2, 2007	November 6, 2007	November 8, 2007	November 15, 2007
December 3, 2007	December 4, 2007	December 6, 2007	December 10, 2007	December 17, 2007

Relevant Date for Direct Investments Under $20,000

Pricing Period Commencement	Payment Due	Investment Date

August 8, 2007	August 13, 2007	August 15, 2007
September 10, 2007	September 13, 2007	September 17, 2007
October 9, 2007	October 11, 2007	October 15, 2007
November 8, 2007	November 13, 2007	November 15, 2007
December 10, 2007	December 13, 2007	December 17, 2007
2008 Relevant Dates

Relevant Date for Investments Subject to Waiver

Threshold Price and			Pricing Period
Waiver Discount Set	Waiver Request Due	Payment Due	Commencement	Investment Date

January 2, 2008	January 3, 2007	January 7, 2008	January 8, 2008	January 15, 2008
February 1, 2008	February 4, 2008	February 6, 2008	February 8, 2008	February 15, 2008
March 3, 2008	March 4, 2008	March 6, 2008	March 10, 2008	March 17, 2008
April 1, 2008	April 2, 2008	April 4, 2008	April 8, 2008	April 15, 2008
May 1, 2008	May 2, 2008	May 6, 2008	May 8, 2008	May 15, 2008
June 2, 2008	June 3, 2008	June 5, 2008	June 9, 2008	June 16, 2008
July 1, 2008	July 2, 2008	July 7, 2008	July 8, 2008	July 15, 2008
August 1, 2008	August 4, 2008	August 6, 2008	August 8, 2007	August 15, 2008
September 2, 2008	September 3, 2008	September 5, 2008	September 8, 2008	September 15, 2008
October 1, 2008	October 2, 2008	October 6, 2008	October 8, 2008	October 15, 2006
November 3, 2008	November 4, 2008	November 6, 2008	November 10, 2008	November 17, 2008
December 1, 2008	December 2, 2008	December 4, 2008	December 8, 2008	December 15, 2008

Relevant Date for Direct Investments Under $20,000
Pricing Period Commencement	Payment Due	Investment Date

January 8, 2008	January 11, 2008	January 15, 2008
February 8, 2008	February 13, 2008	February 15, 2008
March 10, 2008	March 13, 2008	March 17, 2008
April 8, 2008	April 11, 2008	April 15, 2008
May 8, 2008	May 13, 2008	May 15, 2008
June 9, 2008	June 12, 2008	June 16, 2008
July 8, 2008	July 11, 2008	July 15, 2008
August 8, 2007	August 13, 2008	August 15, 2008
September 8, 2008	September 11, 2008	September 15, 2008
October 8, 2008	October 14, 2008	October 15, 2008
November 10, 2008	November 13, 2008	November 17, 2008
December 8, 2008	December 11, 2008	December 15, 2008

Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts and Units

         We may offer the securities listed above, including units consisting of any two or more of such securities, from time to time. In addition, this prospectus may be used to offer securities for the account of other persons.
      This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus, a post-effective amendment to the registration statement of which this prospectus is a part or in documents incorporated by reference into this prospectus.
      We or any selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      Our common stock is listed on the New York Stock Exchange under the symbol “CSE.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2005

-i-

ABOUT THIS PROSPECTUS
      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.
      References in this prospectus to “CapitalSource,” “we,” “us” and “our” are to CapitalSource Inc. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, depository shares, purchase contracts, units and warrants collectively as “offered securities.”
AVAILABLE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol “CSE,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
The New York Stock Exchange
20 Broad Street
New York, New York 10005
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330
      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.capitalsource.com, under “Investor Relations — SEC Filings.” You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com
Information contained on our internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.
      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 001-31753). These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2005, February 17, 2005, April 8, 2005, April 20, 2005, April 28, 2005, July 7, 2005, October 6, 2005, October 13, 2005, November 23, 2005, December 1, 2005, December 20, 2005 and December 23, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 25, 2003, including any amendment or reports filed for the purpose of updating such description.
      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.
      For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our clients’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Business” in our disclosures included or incorporated by reference into this prospectus discuss some of the factors that could contribute to these differences.
      The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
ABOUT CAPITALSOURCE INC.
      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance.
USE OF PROCEEDS
      Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include repayment of indebtedness or acquisitions. We will not receive proceeds from sales of securities by selling securityholders except as may otherwise be stated in an applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
      The following description sets forth certain general provisions of the debt securities of the Company that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities and in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto.
General
      The debt securities offered by means of this prospectus will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under an Indenture for Senior Debt Securities, as amended, supplemented or modified from time to time between us, as obligor, and U.S. Bank, National Association, as trustee. Subordinated debt securities will be issued, under an Indenture for Subordinated Debt Securities, as amended, supplemented or modified from time to time between us, as obligor, and Wells Fargo Bank, National Association, as trustee. These indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and the forms of each have been filed as exhibits to the registration statement of which this prospectus is a part. The statements made in this section relating to the debt securities and the indentures are summaries of all anticipated material provisions thereof. You should read carefully any prospectus supplement describing the terms of a series of debt securities offered hereby and the indentures described herein which are filed as exhibits to the registration statement of which this prospectus is a part. All section references appearing herein are to sections of each indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each indenture.
      Our senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness that may be outstanding from time to time and will rank senior to all of our subordinated indebtedness that may be outstanding from time to time. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt as described below under “— Ranking.”
      If specified in the prospectus supplement, one or more of our subsidiaries or other persons (collectively, the “Subsidiary Guarantors”), will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the debt securities as described under “— Subsidiary Guarantees” and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. The Subsidiary Guarantees of subordinated debt securities will be subordinated to the senior debt of the Subsidiary Guarantors on the same basis as the subordinated debt securities are subordinated to our senior debt securities. Each of the Subsidiary Guarantors is a separate and distinct legal entity from us and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, distributions, loans or other payments, other than as expressly provided in a guarantee.
      Except as set forth in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of the Company relating thereto and described in a prospectus supplement relating thereto, we may issue the debt securities without limit as to aggregate principal amount, in one or more series, or as established in the applicable indenture or in one or more supplemental indentures, officers’ certificates or board of directors resolutions relating to such indenture. We refer to such resolution, officers’ certificate or supplemental indenture collectively as a supplemental indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.
      Each indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities (Section 101). Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or the indenture, any action described herein to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture (Section 609).
      The supplemental indenture relating to any series of debt securities being offered will contain, and the prospectus supplement relating thereto will describe, the specific terms thereof which, pursuant to Section 301 of the indentures, may include, without limitation:

•	the title of such debt securities;

•	the classification of such debt securities as senior securities or subordinated securities;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the percentage of the principal amount of such debt securities that will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the terms and conditions, if any, upon which such debt securities may be convertible or exchangeable into our common stock or other securities and the terms and conditions upon which such conversion or exchange may be effected, including, without limitation, the initial conversion or exchange price or rate (or manner of calculation thereof), the portion that is convertible or exchangeable or the method by which any such portion shall be determined, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders or at our option, the events requiring an adjustment of conversion or exchange price, provisions affecting conversion or exchange in the event of the redemption of such debt securities and any applicable limitations on the ownership or transferability of the securities into which such debt securities are convertible;

•	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places other than or in addition to New York City where the principal of (and premium, if any) and interest, if any (including any additional amounts required to paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities), on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	the date or dates on which, or the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which and the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation, including any sinking fund payments;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the applicable indenture;

•	whether the principal of (and premium, if any) or interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges) on such debt securities are to be payable, at our election or the holder’s election, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

•	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

•	whether such debt securities will be issued in certificated or book-entry form;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on such debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and the extent to which such debt securities are guaranteed by the Subsidiary Guarantors and the form of any such guarantee;

•	the name of the applicable trustee and the address of its corporate trust office; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

      The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as the original issue discount securities. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

      Except as maybe set forth in the applicable indenture or in one or more supplemental indentures, neither indenture contains any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving us, including any merger or consolidation with or acquisition of a highly leveraged company. In addition, as described below under “— Merger, Consolidation or Sale of Assets,” we have broad discretion to engage in mergers, consolidations or other significant transactions without the consent of the holders of the debt securities offered hereby (Article Eight). You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to our events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Subsidiary Guarantees
      If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.
      Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.
      In the case of subordinated debt securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the senior debt of such Subsidiary Guarantor on the same basis as the subordinated debt securities are subordinated to our senior debt securities. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the subordinated debt indenture.
      Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
      Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable debt securities (or such debt securities are otherwise satisfied and discharged in accordance with the provisions of the applicable indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable trustee, the holders and their successors, transferees and assigns.
      In the event that a Subsidiary Guarantor ceases to be a subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the capital stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the trustee or any holder, and no other person acquiring or owning the assets or capital stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Denomination, Interest, Registration and Transfer
      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302).
      Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities) will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).
      Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, which we refer to as defaulted interest, will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the applicable indenture (Section 307).
      Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).
      Neither we nor any trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	exchange any debt securities in bearer form, unless such debt securities are simultaneously surrendered for redemption with debt securities in registered form of the same series and like tenor; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).
Merger, Consolidation or Sale of Assets (Article Eight)
      Unless otherwise set forth in a supplemental indenture relating to any series of debt securities and described in the applicable prospectus supplement, we are permitted to consolidate with, or sell, lease or convey all or substantially all of our respective assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or the entity which shall have received the transfer of such assets shall expressly assume all of our obligations under the indenture, including payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries (as defined below) as a result thereof as having been incurred by us or our Subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to each trustee (Sections 801 and 803).
      The indentures do not currently provide the holders of debt securities any other rights or protections in the event of any such transaction. The term “substantially all” as used in the indentures will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a limited body of case law interpreting this phrase, there is no established definition under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law in the event of a transaction which may constitute a transfer of “all or substantially all” of our assets which could limit your ability to determine if we have complied with the provisions of Article Eight of the indentures or whether you may have any other rights available to you under the indentures.
Certain Covenants

Existence
      Except as described under “— Merger, Consolidation or Sale of Assets” above, we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (charter and statutory) and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties
      We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that we shall not be prevented from discontinuing the operation and maintenance of our properties or the properties of our Subsidiaries if we or our Subsidiaries determine that such discontinuance is desirable in the conduct of business and not disadvantageous in any material respect to the holders of the debt securities.

Insurance
      We will be required to, and will be required to cause each of our Subsidiaries, to keep all insurable properties insured against loss or damage in amounts and types that are commercially reasonable (Section 1008).

Payment of Taxes and Other Claims
      We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or that of any Subsidiary; and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary, unless such lien would not have a material adverse effect upon such property;
provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve (Section 1009).

Provision of Financial Information
      If the Company is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports. Notwithstanding the foregoing, if the Company is not required to file reports with the SEC because information about the Company is contained in the reports filed by another entity with the SEC, the delivery to the trustee for the debt securities offered by means of this prospectus of the reports filed by such entity with the SEC and the transmittal by mail to all holders of such debt securities of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the obligation of the Company to provide financial information under the applicable provisions of the Indenture (Section 1010).
Additional Covenants and/or Modifications to the Covenants Described Above
      Any additions to, modifications of or deletions of any of the covenants described above with respect to any debt securities or series thereof will be set forth in a supplemental indenture (Section 301) and described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver
      Each indenture will provide that the following events are “events of default” with respect to any series of debt securities issued thereunder:

•	default in the payment of any installment of interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) on any debt security of such series and continuance of such default for 30 days;

•	default in the payment of principal of (or premium, if any, on) any debt security of such series when due and payable, whether at maturity, upon redemption or otherwise;

•	default in the performance, or breach, of any other covenant or warranty on our part or the part of any guarantor contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), or the failure of any Subsidiary to comply with the limitations on incurrence of indebtedness contained in the senior indenture, if applicable, and, in each case, the continuance of such default or breach for 60 days after written notice as provided in the applicable indenture;

•	default in the payment of recourse indebtedness of the Company or a Subsidiary Guarantor in an aggregate principal amount in excess of $10,000,000, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled within a specified period of time;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, any Subsidiary Guarantor or any Significant Subsidiary (as defined in the indentures and discussed below);

•	the Subsidiary Guarantee of any debt security by a Subsidiary Guarantor ceases to be in full force and effect or enforceable in accordance with its terms;

•	any other event of default provided with respect to a particular series of debt securities (Section 501).
      “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.
      “Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us, a Subsidiary Guarantor or by one or more other Subsidiaries of us or a Subsidiary Guarantor. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
      If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof), or premium, if any, of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series have been cured or waived as provided in such indenture (Section 502).
      Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) of such series;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby; or

•	in the conversion or exchange of any debt security in accordance with its terms (Section 513).
      Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders (Section 601); and provided further that no such notice will be given in the case of a non-payment event of default until at least 60 days after the occurrence of the relevant default.
      Each indenture also provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it and no inconsistent direction has been given to the trustee by holders of at least a majority in principal amount of the outstanding debt securities during such 60 days (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).
      Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder security or indemnity reasonably satisfactory to it (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

      Within 120 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any non-compliance under the applicable indenture and, if so, specifying each such non-compliance and the nature and status thereof (Section 1011).
Modification of the Indentures
      Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such debt security;

•	change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security; or

•	release a Subsidiary Guarantor from any Subsidiary Guarantee (Section 902).
      The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive compliance by us with certain covenants in such indenture (Section 1013).
      Modifications and amendments of an indenture will be permitted to be made by us and the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor or Subsidiary Guarantor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to make any other provision in the indenture which shall not be inconsistent with the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture in any material respect;

•	to add a Subsidiary Guarantor; or

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

      Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable indenture; and

•	debt securities owned by us or any other obligor under the debt securities or our affiliate or an affiliate of such other obligor shall be disregarded (Section 101).
      Each indenture will contain provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.
      Notwithstanding the foregoing provisions, each indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.
Ranking
      The terms and conditions, if any, upon which the debt securities and any guarantee of the debt securities are subordinated to our other indebtedness and indebtedness of our Subsidiary Guarantors will be set forth in the applicable prospectus supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the debt securities and any guarantee, the restrictions on payments to the holders of such debt securities and guarantees while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default, and provisions requiring holders of such debt securities to remit certain payments to holders of senior indebtedness.
Discharge, Defeasance and Covenant Defeasance
      We may discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).
      Each indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of such indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) (Section 1402); or

•	to be released from its obligations with respect to such debt securities under certain specified covenants under such indenture as specified in the applicable prospectus supplement and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities (“covenant defeasance”) (Section 1403),

in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.
      Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).
      “Government Obligations” means securities, which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).
      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

•	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405).

      As used in this prospectus, “Conversion Event” means the cessation of use of:

•	a foreign currency, currency unit or composite currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the Euro both within the member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended, and for the settlement of transactions by public institutions of or within the European Union; or

•	any currency unit or composite currency for the purposes for which it was established.
      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.
      In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet under “— Events of Default, Notice and Waiver” above with respect to certain specified sections of Article Ten of each indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh bullet under “— Events of Default, Notice and Waiver” above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such default. However, we would remain liable to make payment of such amounts due at the time of acceleration.
      The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Redemption of Securities
      If the applicable supplemental indenture provides that the debt securities are redeemable, we may redeem such debt securities at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.
      After notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.
      Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown on our books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed.
      If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all of the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate (Article Eleven).
      If the applicable supplemental indenture provides that the debt securities are redeemable at the option of the holder, we will redeem such debt securities in accordance with the terms of the applicable supplemental indenture. In the event we determine that any such redemption constitutes an issuer tender offer, we will comply with the provisions of Rule 13e-4 of the Exchange Act and any other applicable tender offer rules, and will file a Schedule TO or any other schedule required under such rules, in connection with any offer to repurchase the notes at the option of the holder.
Global Securities
      If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.
      Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.
      Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.
      Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.
      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.
      Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participants’ and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

      The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.
      Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.
      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.
      Principal, interest payments, and payments of any premium amounts on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or the operating partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal, interest, and payments of any premium amounts to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.
      We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK
      The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the terms of these documents. Our authorized capital stock consists of 500 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.
Common Stock
      As of December 1, 2005, there were 140,375,257 shares of common stock outstanding. In addition, as of December 1, 2005, there were 4,485,790 additional shares of common stock available for issuance under our equity incentive plan and 1,843,846 shares available for issuance under our employee stock purchase plan.
      Holders of shares of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of shares of our common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for distribution, after provision has been made for any preferential dividend rights of outstanding preferred stock, if any. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock, if any. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are validly issued, fully paid and non-assessable. Except as may be imposed on shares issued upon exercise of options or restricted stock granted under our equity incentive plan, and except as may be imposed by applicable securities laws, there are no restrictions on the alienability of the shares. Holders of shares of our common stock are not liable for further calls or assessments by us. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future. Certain of our existing holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances. See the discussion below under the caption “— Shareholder Registration Rights.”
      Our common stock is listed on The New York Stock Exchange under the symbol “CSE.”
Preferred Stock
      Our board of directors is authorized, without further vote or action by the shareholders, to issue from time to time up to an aggregate of 50 million shares of preferred stock in one or more series. As of the date of this prospectus, there are no shares of preferred stock outstanding. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, but are not limited to, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. We will distribute a supplement to this prospectus relating to any series of preferred stock we may offer. The prospectus supplement will describe the specific terms of the particular series of preferred stock offered.
      Our board of directors has the authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of our common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

Transfer Agent
      Wachovia Bank, National Association serves as transfer agent for shares of our common stock.
Delaware Law and Certain Charter and Bylaw Provisions
      We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested” shareholders for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to exceptions, an “interested” shareholder is a person who, alone or together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.
      Our certificate of incorporation and bylaws provide that:

•	the board of directors be divided into three classes, with staggered three-year terms;

•	directors may be removed only for cause and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class; and

•	any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by the affirmative vote of a majority the directors then in office.
      The classification of our board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from, acquiring us.
      Our bylaws also provide that:

•	any action required or permitted to be taken by the shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the shareholders may be called by our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President and shall be called by our Secretary at the written request of at least 10% in voting power of all capital stock outstanding and entitled to cast votes at the meeting.
      Our bylaws provide that, in order for any shareholder business (other than shareholder nominations of directors) to be considered “properly brought” before a meeting, a shareholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a shareholder, it must be a proper matter for shareholder action under the Delaware General Corporation Law, the shareholder must have given timely notice thereof in writing to our Secretary, and the notice must comply with the procedures set forth in our bylaws. Except for shareholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, a shareholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.
      Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the shareholders may be made by any shareholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a shareholder of record at the time notice is delivered to our Secretary. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at an annual meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a shareholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.
      The purpose of requiring shareholders to give us advance notice of nominations and other shareholder business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of directors any power to disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders. These provisions could also delay shareholder actions which are favored by the holders of a majority of our outstanding voting securities until the next shareholders’ meeting.
      Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation permits our board of directors to amend or repeal most provisions of our bylaws by majority vote but requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of our capital stock entitled to vote to amend or repeal certain provisions of our bylaws. Generally, our certificate of incorporation may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. No amendment of the provision of our certificate of incorporation providing for the division of our board of directors into three classes with staggered three-year terms may be approved absent the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote. The shareholder vote with respect to an amendment of our certificate of incorporation or bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to shareholders.
Limitation of Liability and Indemnification of Officers and Directors
      Our bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of CapitalSource, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our certificate of incorporation provides that our directors will not be personally liable to us or our shareholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any shareholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.
Shareholder Registration Rights

Generally
      Certain of our existing shareholders, including members of our management, who collectively hold approximately 64.0 million shares of our common stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act pursuant to an Amended and Restated Registration Rights Agreement that we entered into with certain of our existing shareholders in connection with the closing of our August 2002 recapitalization transaction. All of these shares currently are tradable, subject to compliance with the volume and manner of sale provisions of Rule 144 under the Securities Act, and any shares registered pursuant to the agreement would become freely tradable without restriction under the Securities Act. Our existing shareholders, by exercising their registration rights, could cause a large number of shares of our common stock to be registered and publicly sold, which could cause the market price of shares of our common stock to decline significantly.

S-3 Demand Registration Rights
      Under the terms of our Amended and Restated Registration Rights Agreement, so long as we remain eligible to register securities by means of a registration statement on Form S-3, holders of our registrable shares have the right, subject to certain limitations, to demand the registration of their shares of common stock provided that the aggregate market value of the shares of common stock to be registered equals at least $10 million. We expect to satisfy any exercises of these rights through preparation of a prospectus supplement to this prospectus.

Piggyback Rights
      Subject to the exceptions and limitations set forth in the Amended and Restated Registration Rights Agreement, the holders of registrable securities under that agreement have unlimited piggyback registration rights until August 12, 2009. We expect to satisfy any exercises of these rights through preparation of a prospectus supplement to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES
      The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Available Information” on page 1.
General
      We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. As of the date of this prospectus, there are no depositary shares outstanding.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.
      A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.
Dividends and Other Distributions
      The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.
      If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.
      The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange
      If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.
Redemption of Depositary Shares
      If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.
Voting
      Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.
Record Date
      Subject to the provisions of the deposit agreement, whenever

•	any cash dividend or other cash distribution becomes payable,

•	any distribution other than cash is made,

•	any rights, preferences or privileges are offered with respect to the preferred stock,

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.
Withdrawal of Preferred Stock
      Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.
Amendment and Termination of the Deposit Agreement
      We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.
Charges of Preferred Stock Depositary
      We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.
Miscellaneous
      Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.
      The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS
      We may issue warrants to purchase debt securities, common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. As of the date of this prospectus, there are no warrants outstanding.
      We will distribute a prospectus supplement relating to any warrants that we may offer. The prospectus supplement will describe specific terms relating to the offering, including a description of any other securities being offered together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or

•	price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable;

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.
      Warrants issued for securities other than our debt securities, common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.
      The applicable prospectus supplement will describe the specific terms of any warrant units.
      The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Available Information” on page 1.

DESCRIPTION OF PURCHASE CONTRACTS
      We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts, which may or may not be unsecured. As of the date of this prospectus, there are no purchase contracts outstanding.
      The prospectus supplement relating to any purchase contracts we are offering will describe the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount a holder will be obligated to pay in order to purchase our debt securities, common stock, preferred stock, depositary shares or warrants or the formula to determine such amount.

•	the settlement date or dates on which the holder will be obligated to purchase the securities. The prospectus supplement will specify whether certain events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of a purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. Purchase contracts may include anti-dilution provisions to adjust the number of securities to be delivered upon the occurrence of specified events.

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities.

•	the terms of any pledge arrangement relating to any underlying securities.

•	the amount and terms of the contract fee, if any, that may be payable. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.
      The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the purchase contracts. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Available Information” on page 1.

DESCRIPTION OF UNITS
      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.
      The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Available Information” on page 1.
LEGAL MATTERS
      In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities and certain U.S. federal income tax matters may be passed upon for us by Hogan & Hartson L.L.P., and for the underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

21,443,798 Shares of Common Stock
offered to stockholders
and other interested investors
solely in connection with the
DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN
PROSPECTUS SUPPLEMENT
AUGUST 14, 2007